PRESS RELEASE

Investor Contact:	Media Contacts:

Scott D. Peters CEO, Chairman & President Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212.827.3771 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Announces
Second Quarter 2010 Financial Results

Scottsdale, Arizona (August 16, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced results for the second quarter ended June 30, 2010.

The Company increased funds from operations (“FFO”) for the fourth consecutive quarter since transitioning to self management in the third quarter of 2009. The Company’s FFO were $18.8 million for the quarter ended June 30, 2010, an increase of 13% from the first quarter FFO of $16.7 million and an increase of 110% over the comparable prior year quarter. In addition, the Company achieved net income of $245,000 for second quarter of 2010 compared to a net loss of $3.5 million for the second quarter of 2009.

The Company continued to focus its strategic plan in the second quarter by raising equity, strengthening its balance sheet and generating liquidity.  This positions the Company to continue its strong acquisition pace. The Company raised $108.5 million in equity, excluding distributions reinvested of $13.5 million, during the second quarter of 2010 in its follow-on offering.  The Company made additional acquisitions totaling approximately $106.2 million, while reaching an overall portfolio occupancy of approximately 91.4%.  In addition, the Company secured financing of $32.9 million during the quarter from certain life insurance companies.

Since June 30, 2010, the Company has completed three acquisitions comprised of approximately 89,000 of gross leasable area (“GLA”), including three medical office buildings for a total purchase price of approximately $21.8 million. In addition, the Company has entered into purchase and sale agreements and letters of intent to acquire approximately $433 million of properties, which include 30 medical office buildings totaling approximately 1,593,000 of GLA. These pending acquisitions are expected to close prior to year end, subject to certain conditions.

As reported in prior announcements, the Company has negotiated the terms of a commitment letter for a $200 million unsecured revolving credit facility for which J.P. Morgan Securities, Inc. will act as a Joint Lead Arranger and Joint Bookrunner. This will allow the company to continue to maintain a strong balance sheet, lower its cost of capital, expand its acquisition capacity and align itself with a leading investment bank.

“Our second quarter results reflect continued execution of our business plan. We look forward to continuing to invest our capital, increasing our distribution coverage and enhancing shareholder value,” stated Scott D. Peters, Chief Executive Officer of HTA.

Highlights include:

Modified Funds from Operations: The Company’s modified funds from operations (“MFFO”) attributable to controlling interest were $22.3 million for the 2010 second quarter, representing 80% of distributions paid during the quarter compared to 61% for the comparable quarter in the prior year. See the reconciliation of MFFO attributable to controlling interest to net income (loss) below.

Funds from Operations: The Company’s FFO attributable to controlling interest for the quarter ended June 30, 2010 were $18.8 million, representing 67% of distributions paid during the quarter. This is a 35% increase over the prior comparable second quarter 2009 with FFO attributable to controlling interest of $8.9 million, representing 50% of distributions paid during the quarter. See the reconciliation of FFO attributable to controlling interest to net income (loss) below.

Revenues: Total revenues for the three months ended June 30, 2010 were $47.3 million compared to $30.5 million for the three months ended June 30, 2009, which represents an increase of 55%. Second quarter revenues remained consistent and increased 4% over 2010 first quarter revenues of $45.8 million.
Total revenues for the six months ended June 30, 2010 were $93.0 million compared to $60.3 million for the six months ended June 30, 2009, which represents an increase of 54%.

Distributions: The Company paid distributions of $27.9 million in the second quarter of 2010. For the six months ended June 30, 2010, the Company paid distributions of $53.4 million.

Cost Savings: For the three and six months ended June 30, 2010, we would have been required to pay acquisition, asset management and above market property management fees of approximately $8.1 million and $16.9 million, respectively, to our former advisor if we were still subject to the advisory agreement under its original terms prior to the commencement of our transition to self-management. The cost of self-management during the three and six months ended June 30, 2010 was $1.7 million and $3.1 million, respectively. Therefore, we achieved a cost savings of $6.4 million ($8.1 million minus $1.7 million) for the three months ended June 30, 2010 and $13.8 million ($16.9 million minus $3.1 million) for the six months ended June 30, 2010 resulting from our self-management cost structure.

Net Operating Income: In the second quarter of 2010, net operating income (“NOI”) increased to $31.7 million from $30.7 million in the first quarter of 2010, representing a 3% increase, and a 59% increase over second quarter 2009 NOI of $19.9 million. See the reconciliation of NOI to net income (loss) below.

Investments: The Company completed four acquisitions and two add-on acquisitions in the second quarter of 2010. These acquisitions involved 6 medical office buildings totaling approximately 489,000 square feet of GLA.  The total purchase price of these acquisitions was approximately $106.2 million. The Company completed eight acquisitions in the first quarter of 2010 including 14 medical office buildings and the remaining interest in a JV company, totaling approximately 674,000 square feet of GLA for a total purchase price of $146 million.

As of June 30, 2010, the Company has made 65 acquisitions which include 53 medical office properties, seven healthcare related facilities, three commercial office properties, and two other real estate-related assets. These acquisitions comprise 200 buildings with approximately 8,567,000 square feet of GLA for an aggregate purchase price of approximately $1.7 billion located in 21 states. Portfolio occupancy increased from 91.3% to 91.4% from March 31, 2010 to June 30, 2010. The Company was able to close its second quarter 2010 acquisitions primarily with cash while maintaining a low debt ratio as noted below.

Balance Sheet and Liquidity: During the second quarter of 2010, the Company continued to maintain a strong balance sheet with total assets of $1.88 billion, including cash on hand of approximately $177 million as of June 30, 2010. With debt of $599 million as of June 30, 2010, the Company’s leverage as a percentage of its total assets was approximately 32%. The Company has been able to take advantage of recent low interest rates to lower our average cost of corporate debt. During the second quarter, the Company secured long-term financing with certain life insurance companies of approximately $32.9 million with an average loan term of nine years and an average interest rate of 6.25%. In July 2010, the Company was able to obtain a five year note with an interest rate of 4.9% secured by the recent acquisition of the Deaconess portfolio in Indiana. The Company anticipates securing additional financing with its lenders as terms continue to remain favorable.

“We have continued to make significant steps to strengthen our balance sheet and reduce our cost of capital,” stated Kellie S. Pruitt, Chief Financial Officer of HTA. “Our strong balance sheet and liquidity fundamentals have paved the way to establishing our new unsecured credit facility. This flexibility will allow us to maximize our acquisition and portfolio operating goals as we continue to grow.”

Funds from Operations and Modified Funds from Operations

FFO is a non-GAAP measure that the Company defines consistent with the standards established by NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

MFFO is a non-GAAP financial measure that the Company defines as FFO less acquisition expenses and one-time transition charges.

The following is the reconciliation of FFO and MFFO attributable to controlling interest to net income (loss) for the three and six months ended June 30, 2010 and June 30, 2009:

	Three months ended June	Three months ended June 30, 2009	Six months ended	Six months ended June
	30, 2010		June 30, 2010	30, 2009

Net income (loss)	$245,000	$(3,535,000)	$(237,000)	$(10,335,000)
Add:
Depreciation and amortization —	18,602,000	12,645,000	35,913,000	25,944,000
consolidated properties
Less:
Net (income) loss attributable to	(1,000)	(102,000)	(65,000)	(172,000)
noncontrolling interest of limited partners
Depreciation and amortization	-	(51,000)	(51,000)	(102,000)
related to noncontrolling interests

FFO attributable to controlling	$18,846,000	$8,957,000	$35,560,000	$15,335,000
interest

FFO per share – basic and diluted	$	$0.08	$0.24	$0.16
	0.12

Add:
Acquisition-related expenses(1)	2,602,000	1,681,000	5,826,000	3,180,000
One-time transition charges(2)	811, 000	286,000	1,006,000	861,000

MFFO attributable to controlling	$22,259,000	$10,924,000	$42,392,000	$19,376,000
interest

MFFO per share – basic and diluted	$0.14	$0.10	$0.28	$0.20

Weighted average common shares	154,594,418	106,265,880	149,990,622	95,530,594
outstanding – basic
Weighted average common shares	154,815,137	106,265,880	150,211,341	95,530,594
outstanding – diluted

(1)	Prior to 2009, acquisition-related expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition-related expenses related to business combinations are expensed. These acquisition-related expenses have been and will continue to be funded from the proceeds of the Company’s offering and not from operations.

(2)	One-time transition charges relate to the cost of the Company’s transition to self-management. These items include, but are not limited to, additional professional expenses and system conversion costs (including updates to certain estimate development procedures), which we continue to incur as we finalize the development of our self-management infrastructure, as well as certain non-recurring employment costs.

Net Operating Income

NOI is a non-GAAP financial measure that the Company defines as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization and interest and dividend income. The following is the reconciliation of NOI to net loss for the three and six months ended June 30, 2010 and June 30, 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$245,000	$(3,535,000)	$(237,000)	$(10,335,000)
Add:
General and administrative	3,487,000	2,787,000	6,675,000	5,093,000
Acquisition-related expenses (1)	2,602,000	1,681,000	5,826,000	3,180,000
Asset management fees	—	1,318,000	—	2,587,000
Depreciation and amortization	18,602,000	12,645,000	35,913,000	25,944,000
Interest expense	6,754,000	5,066,000	14,194,000	11,636,000
Less:
Interest and dividend income	(34,000)	(44,000)	(50,000)	(172,000)

Net operating income	$31,656,000	$19,918,000	$62,321,000	$37,933,000

(1)	Prior to 2009, acquisition-related expenses were capitalized and have historically been added back to NOI over time through depreciation; however, beginning in 2009, acquisition-related expenses related to business combinations are expensed. These acquisition-related expenses have been and will continue to be funded from the proceeds of the Company’s offering and not from operations.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $273.9 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.3 million square feet. Since its formation in 2006, HTA has made 67 geographically diverse acquisitions valued at approximately $1.73 billion based on purchase price, which includes 203 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.7 million square feet and includes 184 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be able to close the unsecured credit facility on terms that are favorable to us or at all. In addition, our results may be impacted by, among other things, uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is neither an offer to sell nor an offer to buy any securities. Offerings are made only by means of a prospectus.

Healthcare Trust of America, Inc.

Summary Balance Sheets
(Unaudited)

As of June 30, 2010 and December 31, 2009

                                                                        June 30,             December 31,

                                                                          2010                   2009

                                                   ASSETS

Total assets                                         $1,881,514,000                     $1,673,535,000
                              =====================================   ================================

                                          LIABILITIES AND     EQUITY

Total liabilities                                                 668,503,000              598,669,000

Redeemable noncontrolling interest of limited partners              4,203,000                3,549,000

Total equity                                                    1,208,808,000            1,071,317,000
                                                            -----------------   ----------------------

Total liabilities and equity                                   $1,881,514,000           $1,673,535,000
                                                            =================   ======================

Healthcare Trust of America, Inc.
Summary Statements of Operations
	(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Total Revenues:	$47,328,000	$30,478,000	$93,081,000	$60,294,000
Expenses:
Rental expenses	15,672,000	10,560,000	30,760,000	22,361,000
General and administrative expenses	3,487,000	2,787,000	6,675,000	5,093,000
Asset management fees	—	1,318,000	—	2,587,000
Acquisition-related expenses (1)	2,602,000	1,681,000	5,826,000	3,180,000
Depreciation and amortization	18,602,000	12,645,000	35,913,000	25,944,000

Total expenses	40,363,000	28,991,000	79,174,000	59,165,000

Income (loss) before other income	6,965,000	1,487,000	13,907,000	1,129,000
(expense)
Other income (expense):	(6,720,000)	(5,022,000)	14,144,000	(11,464,000)

Net income (loss)	$245,000	$(3,535,000)	$(237,000)	$(10,335,000)

Less: Net income attributable to
noncontrolling interest of	(1,000)	(102,000)	(65,000)	(172,000)
limited partners

Net income (loss) attributable to	$244,000	$(3,637,000)	$(302,000)	$(10,507,000)
controlling interest

Net income (loss) per share	$0.00	$(0.03)	$(0.00)	$(0.11)
attributable to controlling interest on distributed and undistributed earnings — basic and diluted

Weighted average number of shares outstanding
— basic	154,594,418	106,265,880	149,990,662	95,530,594

— diluted	154,815,137	106,265,880	149,990,662	95,530,594

(1)	Prior to 2009, acquisition-related expenses have historically been capitalized; however, beginning in 2009, acquisition-related expenses are expensed.